Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2016 Financial Teleconference
November 1, 2016, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
I am excited and also humbled to be here on this first earnings call with Maria in our new roles. I want to thank Ted Craver and Jim Scilacci for all of their help in our transition over the summer. I also thank the many of you whom Ted and I had an opportunity to visit in September. While the main purpose of our visits was to share our key messages on continuity of leadership and continuity of strategy, I believe I benefited the most from the visits, as the dialogue helped me a great deal. I look forward to our continued discussion, and our team will strive hard to maintain our commitment to transparency and full engagement with our investors.
In today’s call, Maria will cover the financial results, so I will focus on the recent strategic developments at SCE and in California that will help shape Edison International’s long-term growth.
I’ll start with SCE’s 2018 General Rate Case filed September 1st. This filing demonstrates SCE’s commitment to three key strategy elements. First, maintain a safe and reliable wires network. Second, be a key enabler of California’s commitment to addressing climate change through significant greenhouse gas reduction, led by our proposed grid modernization efforts to support widespread adoption of solar, storage, electric vehicle charging, and other technologies. And finally, continue our operational excellence journey to achieve top quartile performance in safety, reliability, customer satisfaction and costs. We believe we have made a strong case for our strategy and for the requested funding levels in our rate case filing.
Recently, CPUC President Picker and two administrative law judges were assigned to the case. President Picker is also leading the broader proceeding looking at Distribution Resource Plans, which is addressing many of the policy and technical details of solar and other distributed energy resources. Having the same Commissioner overseeing these two highly interrelated proceedings should prove very constructive. We are also hopeful that the comments President Picker made at the CPUC’s June 23rd meeting regarding the need for timelier general rate case decisions will set the tone for SCE’s rate case. We will look to do our part. Based on past practice we should receive a proposed schedule shortly. Last week, SCE held the first of several GRC workshops, which was well-attended, including by both of the assigned ALJs. We had lots of good questions and comments by various parties regarding both the traditional GRC elements as well as SCE’s grid modernization proposals.
The grid modernization efforts included in the GRC request will support California’s implementation of Senate Bill 32, signed by Governor Brown on September 8. This legislation requires the State to cut greenhouse gas emissions 40 percent below 1990 levels by 2030 in order to help address global climate change. California has led the way over the past decades with progressive policies across renewables, energy efficiency, vehicle fuel standards, and cap and trade. According to the California Air Resources Board’s most recent report using 2014 data, these actions have all helped California achieve greenhouse gas emissions that are only 3% higher than 1990 levels over a time period when California’s population grew 30%. Keeping greenhouse gas emissions roughly constant over 24 years of population and economic growth was a remarkable achievement thanks to very hard work, yet our state is now legally committed to reduce greenhouse gas emissions 42% from current levels by 2030 - - - that is only 14 years from now. Grid modernization, which by the CPUC’s estimate will be an ongoing effort into the middle part of the next decade, is a very significant part of the needed solution.
We believe that California will have to move much more aggressively -- and sooner rather than later -- to meet these new legislative mandates within a short 14 years. Many of California’s policies to date have focused on electric power, but generation -- both in-state and from imports -- represents only an estimated 20% of current statewide greenhouse gas emissions. The largest source of greenhouse gas emissions is the transportation sector, with an estimated 36% of current emissions. Industrial sources represent another 21%. We believe that significant new efforts across all sectors of the economy will be needed, and many of these efforts will require significant electrification of sectors that today rely on fossil fuels. We see ourselves as a key partner with California in this effort.

Edison International is committed to being one of the most constructive agents of change in helping California meet its greenhouse gas objectives. I plan on talking in more detail on how we look to do this in my November 8 remarks at the Edison Electric Institute Financial Conference.
Let me next anticipate your questions on two topics we’re asked about regularly, namely the status of the SONGS settlement and the MHI arbitration. SCE continues to implement the settlement. We have reduced rates, and refunded, or will refund nearly $1.6 billion under the terms of the settlement. With respect to the pending appeals of the settlement decision, we can’t predict when the CPUC will act. We continue to believe the settlement is lawful, fair and in the best interests of our customers.
With respect to MHI, we remain hopeful that we will receive a decision later this year or early next year. Once we receive a decision from the International Chamber of Commerce panel, we will promptly disclose its key findings. In the spirit of transparency, SCE plans to make the actual decision public as soon as possible, though this will require agreement with MHI on what proprietary information must be kept confidential.
Should the arbitration outcome be favorable to the SONGS owners, SCE will refund to customers under the SONGS settlement 50 percent of any proceeds that exceed legal expenses. SCE expects to use its share of any recoveries to pay down or reduce the use of short-term debt needed to help finance SCE’s capital spending program.
I also want to comment on the CPUC proceeding examining the SCE customer outages in Long Beach in July, 2015. You may recall that we had multiple underground vault fires and underground cable failures which affected much of the downtown area and adjoining neighborhoods. The problems centered in a unique portion of SCE’s distribution system that is arranged in a network configuration similar to those used in dense urban areas like Manhattan. Most of our system has a radial design instead. SCE has made a number of changes in our systems and management processes as a result of these outages. The CPUC proceeding will determine if fines are warranted and propose penalty amounts, which could be significant, but we are not able to estimate these at this early stage of the proceeding. Hearings are scheduled for February of next year.

Turning briefly to our new business activities, we continue to develop energy advisory services and solutions for large commercial and industrial customers, which Edison Energy launched in March. Customer feedback has been quite encouraging, and our customers include a number of Fortune 1000 companies, and a dozen of the Fortune 50. That said, we still have much work to do to flesh out a compelling value proposition that will grow this into a profitable business with meaningful scale. We expect to complete evolving our initial business case into a detailed business plan with, importantly, near-term milestones that our board, management, and our investors can use to measure our progress. I expect us to be able to provide you this detail no later than the next 12 months.
We are continuing to refine the scope and strategy for all our competitive business initiatives. We will concentrate on those that will give us the best opportunities to capture additional value and scale from the technology changes that are transforming the nature of our industry. Our focus is on a capital-light business model that maximizes the opportunity for value creation and complements our core SCE utility business.
At the same time, the costs to develop these businesses continue. While we have reaffirmed our 2016 earnings guidance, we expect to bound the costs of new business development for Edison Energy and provide additional detail in our guidance for 2017. I am committed to implementing our Edison Energy Group strategies at a pace that creates opportunities for meaningful growth, yet is disciplined and does not detract from Edison International’s opportunity to deliver above industry average earnings and dividend growth and resulting value for investors.
I’ll finish up with one last example of management continuity – a continued dividend growth opportunity in steps and over time, to continue a well-known phrase from prior earnings calls. Today we are only at the low end of our target payout range of 45 to 55% of SCE earnings based on the midpoint of our earnings guidance. We want to continue to move well into the range, which means a dividend growth opportunity higher than our earnings growth. With the engagement and support of our employees, I expect we’ll do great things together for our customers and our shareholders.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
It is a privilege and honor to be here and I look forward to working with everyone in my new role. Now let’s review the numbers. I plan on following a format similar to what we’ve been using in prior earnings calls; commenting on the financial results, our updated guidance, our capital plans, and a few other financial topics. I will try not to repeat the numbers you can see in the presentation but rather focus on the underlying trends and explanations.
Please turn to page 2 of the presentation.
As we discussed in our prior investor calls this year, quarterly earnings comparisons are awkward due to the timing of last year’s rate case decision. SCE reflected the proposed decision in the third quarter of last year. At that time SCE recorded most – but not all – of the expected impacts of that proposed decision. Some of last year’s third quarter impacts related to the first half of 2015, so the third quarter comparisons aren’t perfectly aligned. Comparisons to the prior year are clearer in the year-to-date information. Also, SCE now operates under the tax accounting memorandum account, or TAMA, approved in the 2015 rate case decision. This has reduced the variability around taxes.
As we indicated on the last earnings call, SCE is doing better than our original earnings guidance. This is reflected in the updated guidance I will discuss shortly. Also as expected, holding company costs are higher than our original guidance, as we suggested last quarter. We continue to fine-tune the level of costs needed to successfully develop our new competitive businesses without undue drag on consolidated results. With that background let’s look specifically at third quarter results.
For SCE, the largest positive impact on revenue is the 13 cents per share benefit related to the timing of the GRC decision. Think of this as the amount that ideally would have been recorded in the first and second quarters of last year if the GRC decision had been in effect all of 2015. The other positive drivers are revenue escalation for growth provided for in the 2015 rate case decision as well as the return on pole loading rate base. You will recall that the pole loading program is handled through a separate balancing account in the current rate case and receives rate base treatment.

On the cost side, we are seeing the expected favorable earnings contribution from the operational improvements SCE has focused on for some time. Higher depreciation and financing costs reflect normal trends supporting SCE’s capital spending program. Income tax expense is higher on higher pre-tax income and lower income tax benefits on property-related items.
Overall SCE earnings increased 15 cents per share, or 13%, to $1.34 per share.
Let’s turn to the Edison International holding company, which includes the costs for Edison Energy Group. Comparisons continue to reflect the absence of earnings from the affordable housing portfolio sold at the end of last year. We also see the higher levels of support for developing our new businesses along with higher interest expense from terming out some of the holding company debt earlier this year.
Core losses were five cents per share and two cents per share higher than last year. The increase in losses are driven equally by the absence of Edison Mission Group earnings and higher Edison Energy Group costs. Underlying holding company costs are generally comparable to last year’s third quarter.
GAAP comparisons are also impacted by income of 13 cents per share from discontinued operations in the third quarter of last year, with no impact on core earnings. This was related to updated estimates of tax benefits and insurance proceeds. So net net, core earnings came in at $1.29 per share, 11 percent above last year.
Please turn to page 3.
Year-to-date results are a clearer picture of underlying SCE performance as well as the holding company cost trends which are relevant to our reaffirmed core earnings guidance. The underlying drivers for SCE are similar to those for the quarter other than the release of reserves for uncertain tax positions in the second quarter of 2015 of 31 cents per share.
On a year-to-date basis, the timing of the 2015 GRC decision is no longer a significant factor and the earnings drivers do not include the 13 cents per share timing issue I mentioned earlier. The embedded escalation in revenues in the 2015 GRC decision and the return on pole loading rate base are the two key drivers. FERC revenue increases, mostly to fund higher O&M and capital, continue on a year-to-date basis.
The principal cost drivers are generally consistent through the year. As noted earlier, depreciation and financing costs reflect the higher capital associated with SCE’s capital spending program as well as the recovery of Coolwater-Lugo transmission project costs. Taxes were impacted by last year’s change in uncertain tax benefits and the general trend of passing more tax benefits to customers through the tax memorandum account continues.
Turning to the EIX holding company, we have increased costs of 14 cents per share excluding non-core items. Nine cents of this variance related to two discrete items. The first component is five cents per share related to the absence of the Edison Mission Group portfolio earnings this year. The second component is the second quarter buyout of an earn-out arrangement with former shareholders of a company acquired at the end of last year. This was four cents per share. Excluding these discrete items, there was five cents per share of higher costs - which breaks down to a penny per share at the holding company and four cents per share for Edison Energy Group.
In absolute terms, total year-to-date core costs are 23 cents per share which reflects 11 cents per share each at the holding company and Edison Energy Group. There is also a penny of costs related to the residual Edison Mission Group assets. I will come back to this topic later when I talk about our updated guidance.
Please turn to page 4.
Today we have reaffirmed our core earnings guidance at $3.91 per share. Last quarter we indicated full-year results should be in the top-half of the guidance range, and we still see an opportunity to do that. We have narrowed the guidance range to plus or minus 5 cents per share, consistent with our recent practice. At the mid-point of our guidance, the outlook for SCE is 9 cents per share higher than our original 2016 guidance and the EIX holding company is 9 cents per share less favorable. For SCE we see the improvement relating largely to higher operational cost savings and financing benefits which have been more favorable than what we included in our initial guidance last February; the footnote recaps how guidance elements changed. Also please note that our guidance for SCE energy efficiency earnings is now 4 cents per share. This is based on updated estimates of benefits included in our September CPUC filing related to energy efficiency.
Our updated holding company guidance follows the accounting categories in the 10-Q, with a focus on core results. The first category is normal holding company costs plus residual impacts from what remains of Edison Mission Group. Corporate expenses and other costs are still trending at a little more than a penny a month per share, based on our year-to-date results. This is consistent with what we have suggested for some time. Our full year guidance for holding company costs is 15 cents per share compared to 12 cents recorded year-to-date.
The second category reflects Edison Energy Group, with full-year guidance at a 12 cents per share loss. This is aligned with the 2 to 3 cents per share we are seeing in each quarter, or 7 cents per share so far this year, excluding the buyout of the earn-out provision. While we develop these businesses, we do expect continued losses early on.
Looking at overall holding company costs including Edison Energy Group, we will be managing our near-term activities such that 2017 costs do not exceed 2016 guidance levels of 27 cents per share, consistent with Pedro’s earlier point. When we provide 2017 earnings guidance we plan to provide refined cost estimates for these businesses that reflect the balance between the value-creation opportunity we see in the long-term and the earnings impact in the near-term.
Our guidance continues to exclude any recoveries related to the MHI arbitration. If we do receive any meaningful award, we will account for the recovery of legal and other costs incurred to obtain the award as core earnings. This is consistent with our core treatment of these costs over the last three years. While a portion of an award, depending upon the amount, will be treated as non-core, we did want to provide a view as to the core and non-core split in the event an award is made. Net costs incurred and not recovered from MHI total $48 million or nine cents per share.
Please turn to page 5.

I will touch on a few other key topics. The capital spending and rate base forecasts that we provided in our September 1 GRC presentation are included in the appendix of today’s presentation. SCE continually assesses how best to optimize between new capital spending opportunities that may be identified and any changes in the schedules for existing projects or in overall capital spending.
SCE continues to seek approval of the memorandum account to cover roughly $200 million of early-stage grid modernization capital spending forecast in 2016-2017. If approval is not granted by late this year or early next year, it could push out the timeline for ramping up grid modernization spending under the 2018 GRC.
Transmission permitting and regulatory review remains challenging here and for utilities in other parts of the country. The $1.1 billion West of Devers project was approved by the CPUC in August but that decision was appealed in September on environmental grounds. The approval decision stands pending appeal. Also, alternative designs have been proposed in the CPUC review of the $600 million Mesa substation project that would require significant reengineering. SCE and the California ISO continue to recommend the project. These permitting and approval challenges are increasingly typical of transmission planning and part of the process although the need for these projects is not affected by the regulatory delays that impact initial timing.
Despite these challenges, we continue to see at least $4 billion in annual SCE capital spending and roughly $2 billion of annual rate base growth in 2017 and for the foreseeable future. With almost all of that investment in the wires side of the business we believe it has lower investment opportunity risk as compared to utilities with a high percentage of growth tied to generation investment.
On other financial matters, SCE has a full settlement in place at the current capital structure and cost of capital, including an ROE of 10.45%, for 2017. SCE’s cost of capital trigger mechanism ended its latest measurement period at 4.91%, just below the 5% midpoint. Under our settlement the operation of the mechanism is suspended at this time. However, utility interest rate trends remain relevant looking ahead to the next cost of capital proceeding in April of next year. The moving average restarted October 1 at the spot rate of 4.26% against what is a likely floor for long-term interest rates in the current rate environment. SCE remains open to another settlement for a further extension.
SCE’s equity ratio for regulatory purposes remained strong at 50.4% as of September 30. SCE remains comfortable with its 48% equity capital structure and has no plans to recommend any changes in the equity ratio to the CPUC. While conservative, it helps provide the flexibility we need to support our dividend growth objectives.
I want to touch briefly on financing strategy if only to reaffirm our past statements. For SCE we plan on funding our capital program with no new equity, relying on long-term debt and preferred stock financing as well as operating cash flow and perhaps short-term debt as needed. At the holding company, the principal financing need this quarter was for the last EME bondholder settlement payment of $214 million. EIX retains plenty of financial flexibility and overall financing needs remain modest at this time.
Finally, we plan on continuing our normal practice of providing 2017 earnings guidance when we report fourth quarter and full-year financial results, tentatively scheduled for February 21 of next year.

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